Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Westinghouse Air Brake Technologies Corporation of our report dated February 23, 2017 relating to the financial statements of Faiveley Transport, which appears in Westinghouse Air Brake Technologies Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016, and our report dated January 23, 2017 relating to the financial statements of Faiveley Transport, which appears in Westinghouse Air Brake Technologies Corporation’s Form 8-K/A dated February 14, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Audit

Neuilly-sur-Seine, France

July 19, 2017